EXHIBIT 4.16

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO BLUENRGY GROUP LIMITED THAT SUCH REGISTRATION IS NOT REQUIRED.

UNSECURED CONVERTIBLE PROMISSORY NOTE

Issue Date: November 30, 2015
Maximum Principal Amount
Maturity Date: July 31, 2016
$1,200,000.00
Sydney, Australia

FOR VALUE RECEIVED, BlueNRGY Group Limited an Australian Company (the “Payor”), hereby promises to pay, on or prior to the Due Date, to the order of WHI, Inc., for itself and as agent for its affiliates, WHI Retirement Savings Plan Trust and WHIRSP – Columbus LLC, (collectively the “Lender”), at such place as the Lender may designate, in lawful money of the United States, the principal amount of One Million Two Hundred Thousand U.S. Dollars ($1,200,000.00), or such lesser amounts as may be outstanding under this Note as evidenced by the Draw Certificate, together with interest thereon calculated from the earlier of the date hereof or the date of funding of each Draw (as applicable) plus all other Note Obligations, payable in accordance with the provisions of this Note.

1.             Definitions.

1.1     “Change of Control Event” means that a person or group of Persons acting in concert acquires or gains the right to vote 20% or more of the Payor’s ordinary shares or obtains the right to appoint two or more members to Payor’s Board of Directors.

1.2     “Conversion Date” shall mean the date on which the Lender delivers the Exercise Notice together with the original Note or the date on which an automatic conversion is triggered under this Section 4.

1.3     “Conversion Price” means $0.03785, which amount shall be automatically adjusted proportionally for any share split or share consolidation effected by Payor.

1.4     “Draw Amount” means the initial funding by Lender hereunder or any subsequent funding, each such occurrence a “Draw”.

1.5     “Draw Cap” means the maximum principal amount that may be funded under this Note. The Draw Cap is not a commitment from Lender. Lender may, in its sole discretion, elect not to fund any Draw request for any reason or no reason.

1.6     “Draw Certificate” means that certain schedule, updated from time to time and signed by Lender and Payor, evidencing the initial amount funded by Lender and the amount funded under each subsequent draw (if any), as well as any repayments of principal or interest that have occurred subsequent to the initial funding hereunder.

1.7     “Due Date” means the latest permitted Repayment Date and is the date on which all outstanding Note Obligations become payable in full.

1.8     “Exercise Notice” means a written notice delivered to Payor in accordance with Section 7 hereof specifying the dollar amount of Note Obligations that Lender has determined to exchange for Payor’s ordinary shares (“Conversion Amount”) in accordance with Section 3 hereof.

1.9     “Note” means this Note as originally executed or if later amended, modified, supplemented or replaced then, as so amended, modified, supplemented or replaced.

1.10   “Note Obligations” means all principal aggregated from all Draws, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy of the Payor), fees (including the Commitment Fee, if any), charges, expenses and any other sum chargeable to the Payor pursuant to the terms of this Note.

1.11   “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

1.12   “Repayment Date” means the earlier of (a) July 31, 2016 (the “Maturity Date”), (b) the date on which there is an occurrence of a default pursuant to Section 5 hereof or (c) the date on which there is a Change of Control Event. If the Payor’s Board of Directors determines in good faith within 30 days of the Maturity Date that Payor cannot reasonably repay the Note Obligations without jeopardizing the viability of Payor’s business Payor may extend the Maturity Date for up to 6 months (the “Extension Period), subject to reaching mutual agreement with Lender on a revised interest rate, representative of a market rate, to be applicable during the Extension Period.

2.             Draws; Funding.

2.1     Any authorized representative of Payor may request a Draw at any time prior to the Maturity Date in such amount as would not cause the Draw Cap to be exceeded.

2.2     Lender, in its sole discretion, shall determine whether and when to fund any Draw request of Payor and may decline to do so for any reason or no reason.

2.3     Lender is not obligated to provide funding up to the Draw Cap or in any specific amount.

2.4     Funding may be made by Lender in any manner convenient, including wire transfer, check or ACH or other means of electronic transfer to any account of Payor or its subsidiaries.

2.5     Upon receipt of funding of any Draw, the Draw amount shall be promptly reflected in an updated Draw Certificate signed by a representative of Payor.

3.             Payments; Prepayments.

3.1     Interest. In the absence of an event of default, interest shall accrue at an annual rate of fifteen percent (15%) on the unpaid principal amount of this Note outstanding from time-to-time from the funding date or dates shown on the Draw Certificate until the principal and interest amount of this Note is paid in full. Interest shall accrue on the basis of a 365 day year and shall compound monthly. Upon an event of default, interest on the unpaid balance of any outstanding Note Obligations shall accrue at a default rate that is 500 basis points per annum higher than the interest rate until paid or the default is cured (if cure is possible).

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3.2     Payment Date. Unless this Note is converted into ordinary shares (the “Conversion Shares”) in accordance with the terms hereof, or is otherwise sooner paid, the principal amount evidenced by this Note together with accrued interest thereon and all Other Note Obligations shall be due and payable on the Repayment Date. All payments hereunder shall be made in lawful money of the United States at such address as the Lender shall specify from time to time in writing to the Payor.

3.3     Pre-Payments. The principal indebtedness of this Note, or any portion thereof, together with interest and all other Note Obligations related thereto, may be prepaid prior to the Repayment Date upon 5 business days written notice by the Payor. Each and all such prepayments shall be reflected on an updated Draw Certificate.

3.4     Null and Void. This Note shall become null and void upon repayment of all Note Obligations (i) in accordance with Section 2.2 hereof; (ii) through conversion in accordance with Section 3 hereof; or (iii) through a combination of repayments and conversions.

4.             Conversion.

4.1     Lender Conversion Option. At the option of the Lender, this Note or any fractional amount thereof is convertible into ordinary shares of BlueNRGY Group Limited at any time or at multiple times prior to the Repayment Date by delivery of an Exercise Notice to Payor.

4.2     Mechanics of Conversion. Upon delivery of an Exercise Notice, the Payor shall promptly issue to Lender a number of ordinary shares (“Conversion Shares”) determined by dividing the Conversion Amount by the Conversion Price (as adjusted). The “Conversion Date” shall be the date on which the Lender is deemed to have delivered the Exercise Notice in accordance with Section 7 hereof. As promptly as reasonably practicable on or after the Conversion Date, but in no case longer than 10 business days following the Conversion Date, the Company shall issue all Conversion Shares to which Lender is entitled as a result of delivery of any Exercise Notice. For purposes of Payor’s rights under Section 2.3 hereof, any conversion of the Note shall be deemed to have been effected immediately prior to the close of business on the Conversion Date.

4.3     At such time Conversion Shares are actually issued to Lender or Lender’s designee, the Conversion Amount shall be reflected on an updated Draw Certificate as a reduction in outstanding Note Obligations and the rights of the Lender under the Note shall cease with respect to the applicable Conversion Amount. The failure of the Company to make the deliveries as aforesaid shall not impair or delay Lender’s right to effect conversion of any Conversion Amount pursuant to this Section 4.

5.             Assignment.

5.1     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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5.2     Lender may unilaterally assign this Note in whole or in part only if the assignee represents and warrants to Lender and Payor that assignee: (i) is an accredited investor within the meaning of the Securities Act; (ii) is aware of and can tolerate the risk of loss applicable to the Note and Conversion Shares; (iii) is acquiring the Note for assignee’s own account for investment purposes only and not with a view to resale or distribution.

5.3     If Lender elects to make a unilateral assignment of the Note in whole or in part, Payor shall issue a new Note reflecting the Note Obligations payable to Lender and assignee respectively.

6.             Default.

6.1.    Payor’s failure to pay principal or any interest or other Note Obligation on this Note within five (5) days after the Due Date shall be deemed an event of default.

6.2.    Payor shall fail to issue any Conversion Shares required to be issued pursuant to Section 3 hereof within 10 business days following the delivery of an Exercise Notice shall be deemed an event of default.

6.3.    If:

(i) the Payor shall commence any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, voluntary or involuntary appointment of an administrator, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Payor shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Payor shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of the Payor or for all or a substantial part of the property of the Payor; or the Payor shall make an assignment for the benefit of creditors; or the Payor shall admit in writing its inability to pay its debts as they mature; or

(ii) there shall be commenced against the Payor any proceeding relating to the Payor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and any such proceeding shall remain undischarged for a period of sixty (60) days or the Payor by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or a receiver or trustee shall be appointed for the Payor or for all or a substantial part of the property of the Payor and any such receivership or trusteeship shall remain undischarged for a period of sixty (60) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Payor and the same shall not be dismissed or bonded within sixty (60) days after levy;

then in the event of (i) or (ii) above, the Lender may, by written notice to the Payor declare an event of default, and the same shall, unless such default shall be cured within five (5) days after such notice, be deemed an event of default for purposes hereof.

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7.             Limited Recourse. No recourse shall be had for payment of any part of the Note Obligations against any present or future officer or director of the Payor by virtue of any law, or by enforcement of any assessment, or otherwise, or against any present or future manager, agent, officer or director of the Payor, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly released, it being agreed by the Lender to limit its recourse for collection of the Note Obligations to the Payor and its assets.

8.             Notices. Except as may be otherwise provided herein, all notices and other communications required or permitted hereunder shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the party; (b) when received when sent by electronic mail or facsimile on a business day at the address and number set forth below, subject to digital or electronic receipt of acknowledgement from recipient; (c) five (5) business days after deposit in the U.S. or Australian mail with first class or certified mail (receipt requested) postage prepaid and addressed to the party as set forth below; or (d) if deposit with a national overnight delivery service, delivery charges prepaid, addressed to the party as set forth below with the delivery guaranteed, on such date as provided that the sending party receives a confirmation of delivery from the delivery service provider.

If to Lender:
c/o WHI Inc.
410 S. Michigan Ave.; Suite 620
Chicago, IL 60605
USA
Attn: William Morro
Facsimile: 312-
E-mail: westernheadinvestments@yahoo.com

If to Payor:
BlueNRGY Group Limited
32 Martin Place, 11th Floor
Sydney, 2000, NSW
AUSTRALIA
Attn: Chief Financial Officer
e-mail:

Each Person making a communication hereunder by facsimile or e-mail shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8 by giving the other party written notice of the new address in the manner set forth above.

9.             Registration Rights.

9.1     Unless Noteholder is otherwise permitted to sell the Conversion Shares pursuant to Rule 144 or any successor rule or another applicable exemption, Noteholder shall be entitled to the same registration rights for the Conversion Shares as purchasers of Securities in the Offering referenced in the Company’s November 12, 2015 filing with the U.S. Securities and Exchange Commission on Form 6-K.

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10.           Miscellaneous.

10.1   Lost or Destroyed Note. Upon receipt by the Payor of evidence reasonably satisfactory to the Payor of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Payor or, in case of any such mutilation, upon surrender and cancellation of this Note, the Payor will issue a replacement Note of like tenor in lieu of this Note.

10.2   Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

10.3   Waiver. The Payor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

10.4   Rights. Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or Default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

10.5   Amendment. No amendment of this Note (either generally or in a particular instance and either retroactively or prospectively) may be made other than by written consent of the Payor and the Lender.

10.6   Remedies. The remedies of Lender as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion, and may be exercised as often as occasion therefor shall occur.

10.7   Interest. If any provisions of this Note would require the Payor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, the Payor shall instead pay interest under this Note at the highest rate permitted by applicable law.

10.8   Governing Law. This Note shall be governed by and construed in accordance with the laws of Australia, without giving effect to any choice or conflict of law provision or law that would cause the application of the laws of any jurisdiction other than Australia.

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IN WITNESS WHEREOF, the Payor has caused this Note to be executed on its behalf by its duly authorized signatory.

BLUENRGY GROUP LIMITED

By:	/s/ Richard Pillinger
Richard Pillinger

Its:	Chief Financial Officer and authorized Representative

By:	/s/ Carlo Botto
Carlo Botto

Its:	Director

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